Free Writing Prospectus, dated September 11, 2019
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated August 27, 2019
Registration Statement Nos. 333-232430 and 333-232430-01

AEP Texas Restoration Funding LLC
(Issuing Entity)

Pricing Term Sheet

$235,282,000 Senior Secured System Restoration Bonds

Issuing Entity:	AEP Texas Restoration Funding LLC

Sponsor, Depositor and Initial Servicer:	AEP Texas Inc. (“AEP Texas”)

Trustee:	U.S. Bank National Association, a national banking association

Structuring Agent:	Goldman Sachs & Co. LLC

Joint Bookrunners:	Goldman Sachs & Co. LLC and Citigroup Global Markets Inc.

Co-Managers:	Loop Capital Markets LLC and Samuel A. Ramirez & Company, Inc.

Expected Ratings (Moody’s / S&P):	Aaa(sf) / AAA(sf)(1)

Closing Date / Settlement Date:	September 18, 2019(2)

Interest Payment Dates:	February 1 and August 1 of each year beginning February 1, 2020

Applicable Time:	3:30 PM (Eastern time) on September 11, 2019

Proceeds:
The total initial price to the public is $235,281,600.  The total amount of the underwriting discounts and commissions is $941,128.  The total amount of proceeds to the issuing entity before deduction of expenses (estimated to be $3,490,553) is $234,340,472.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time
(2)
The issuing entity expects to deliver the system restoration bonds against payment for the system restoration bonds on or about the date September 18, 2019, which will be the fifth business day following the date of pricing of the system restoration bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade system restoration bonds on the date of pricing or the succeeding two business days will be required, by virtue of the fact that the system restoration bonds initially will settle in T + 5, to specify alternative settlement arrangements to prevent a failed settlement.

Senior Secured System Restoration Bonds	Expected Weighted Average Life (Years)	Principal Amount Offered	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public (3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
Tranche A‑1	3.05	$117,641,000	2/1/2025	2/1/2027	2.0558%	99.99984%	0.40%	$117,170,248
Tranche A‑2	7.87	$117,641,000	8/1/2029	8/1/2031	2.2939%	99.99982%	0.40%	$117,170,224

(3)	Interest on the bonds will accrue from September 18, 2019 and must be paid by the purchaser if the Senior Secured System Restoration Bonds are delivered after that date.

	Tranche A‑1	Tranche A‑2
CUSIP	00115B AA5	00115B AB3
ISIN	US00115BAA52	US00115BAB36

The senior secured system restoration bonds will be ready for delivery in book-entry form through the facilities of The Depository Trust Company against payment in New York, New York on or about September 18, 2019.

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Tranche A‑1	Tranche A‑2
2/1/2020	$3,309,541	$0
8/1/2020	$11,090,541	$0
2/1/2021	$11,204,541	$0
8/1/2021	$11,319,713	$0
2/1/2022	$11,436,068	$0
8/1/2022	$11,553,619	$0
2/1/2023	$11,672,379	$0
8/1/2023	$11,792,359	$0
2/1/2024	$11,913,573	$0
8/1/2024	$12,036,033	$0
2/1/2025	$10,312,632	$1,847,119
8/1/2025	$0	$12,286,940
2/1/2026	$0	$12,427,865
8/1/2026	$0	$12,570,407
2/1/2027	$0	$12,714,583
8/1/2027	$0	$12,860,413
2/1/2028	$0	$13,007,915
8/1/2028	$0	$13,157,110
2/1/2029	$0	$13,308,015
8/1/2029	$0	$13,460,634
Total Payments	$117,641,000	$117,641,000

EXPECTED AMORTIZATION SCHEDULE
Outstanding Principal Balance Per Tranche

Semi-Annual Payment Date	Tranche A‑1 Balance	Tranche A‑2 Balance
Issuance Date	$117,641,000	$117,641,000
2/1/2020	$114,331,459	$117,641,000
8/1/2020	$103,240,917	$117,641,000
2/1/2021	$92,036,376	$117,641,000
8/1/2021	$80,716,663	$117,641,000
2/1/2022	$69,280,595	$117,641,000
8/1/2022	$57,726,976	$117,641,000
2/1/2023	$46,054,597	$117,641,000
8/1/2023	$34,262,238	$117,641,000
2/1/2024	$22,348,665	$117,641,000
8/1/2024	$10,312,632	$117,641,000
2/1/2025	$—	$115,793,881
8/1/2025	$—	$103,506,941
2/1/2026	$—	$91,079,076
8/1/2026	$—	$78,508,669
2/1/2027	$—	$65,794,086
8/1/2027	$—	$52,933,674
2/1/2028	$—	$39,925,758
8/1/2028	$—	$26,768,649
2/1/2029	$—	$13,460,634
8/1/2029	$—	$—

Subject to the terms and conditions in the underwriting agreement among us, AEP Texas and the underwriters, for whom Goldman Sachs & Co. LLC and Citigroup Global Markets Inc. are acting as representatives, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A‑1	Tranche A‑2	Total
Goldman Sachs & Co. LLC	$58,821,000	$58,821,000	$117,642,000
Citigroup Global Markets Inc.	$52,938,000	$52,938,000	$105,876,000
Loop Capital Markets LLC	$2,941,000	$2,941,000	$5,882,000
Samuel A Ramirez & Company, Inc.	$2,941,000	$2,941,000	$5,882,000
Total	$117,641,000	$117,641,000	$235,282,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A‑1	0.24%	0.12%
Tranche A‑2	0.24%	0.12%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

AEP Texas Restoration Funding LLC and AEP Texas have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents AEP Texas Restoration Funding LLC and AEP Texas have filed with the SEC as exhibits to the registration statement for more complete information about and the offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, AEP Texas Restoration Funding LLC, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman Sachs & Co. LLC at 1-866-471-2526 or Citigroup Global Markets Inc. at 1-800-831-9146 or prospectus@citi.com.